UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RADISYS CORPORATION

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Attached are (i) a written communication sent by the Chief Financial Officer of RadiSys Corporation (the “Company”) to employees of the Company on June 9, 2009, regarding a proposal submitted to the Company’s shareholders to approve a stock option exchange program for the Company’s employees other than executive officers and directors (the “exchange program”) and (ii) a Proposed Stock Option Exchange Program Q&A made available to the Company’s employees on June 9, 2009. The proposed exchange program will only be commenced, if at all, if the Company’s shareholders approve it at the upcoming Annual Meeting of Shareholders to be held on August 18, 2009.

The exchange program has not yet commenced and until the date is set to begin the program, it is subject to cancellation at any time depending on the circumstances existing at that time. If the exchange program is approved by the Company’s shareholders, upon the commencement of the program the Company will provide eligible employees with written materials explaining the full terms and conditions of the program in a Tender Offer Statement on Schedule TO and will also file these materials with the Securities and Exchange Commission, or the SEC.

WHEN THESE MATERIALS BECOME AVAILABLE, EMPLOYEES ELIGIBLE FOR THE EXCHANGE PROGRAM SHOULD READ THEM CAREFULLY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED EXCHANGE PROGRAM.

In connection with the proposal to be voted on by the Company’s shareholders with respect to the option exchange program, the Company has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. The Company’s shareholders are urged to read such materials as and when they become available and before making any voting decision regarding the option exchange program, because they will contain important information about the proposed exchange program.

Once the materials discussed above are filed with the SEC, they will be available free of charge from the SEC’s website at www.sec.gov and by contacting the Company at: RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Investor Relations or by calling (503) 615-7797.

Subject: Proposed Stock Option Exchange Program

To All Employees,

With the global economic downturn and its effect on our national stock markets, your Board of Directors and senior management have become increasingly aware that the equity component of our overall employee compensation strategy may no longer be accomplishing its objectives due to factors that are largely beyond our control. As a result, we have been exploring ways to address employee stock option grants that are deeply “underwater,” meaning the exercise price is significantly higher than our current stock price, in a manner that we believe will be constructive to our shareholders. Today, I am pleased to announce that we intend to ask our shareholders to approve a one-time, voluntary exchange program that would allow you to exchange, at set ratios to be determined, certain underwater stock options for restricted stock units.

Option exchanges are governed by the SEC and NASDAQ regulations. Details of the proposed option exchange program are outlined in our preliminary proxy statement we filed today with the SEC, which can be found at [link]. This preliminary proxy statement contains a summary description of the proposed exchange program. Shareholders will vote on the proposed option exchange program at our annual shareholders meeting on August 18. Following the receipt of the required shareholder approval, we will have up to a year to execute the program. We do not yet know when we would begin the exchange program.

Until our shareholders approve the exchange program and we set a date and begin the exchange, there is nothing you need to do. The actual option exchange program will only be conducted as described in a tender offer statement and the associated offer materials, which we will file with the SEC in accordance with applicable regulations when the program is commenced. However, in the meantime, we are sure you have a number of questions. In addition to our preliminary proxy statement, you can find some basic information about the proposed exchange program in the attached “Proposed Stock Option Exchange Program Q&A.” I’ll update you again following our annual shareholder’s meeting on August 18.

Sincerely,

Brian Bronson

Chief Financial Officer

Key legal disclosure

The option exchange program described in this letter has not yet commenced and until the date is set to begin the program, it is subject to cancellation at any time depending on the circumstances existing at that time. If the exchange program is approved by our shareholders, upon the commencement of the program we will provide eligible employees with written materials explaining the full terms and conditions of the program in a Tender Offer Statement on Schedule TO, and will also file these materials with the SEC. Employees who are eligible to participate in the option exchange program should read the Tender Offer Statement on Schedule TO, as well as any amendments and supplements, and other related materials when those materials become available, because they will contain important information about the option exchange program.

In connection with the proposal to be voted on by our shareholders with respect to the option exchange program discussed in this letter, we have filed a preliminary proxy statement with the SEC and intend to file other relevant materials with the SEC, including a definitive proxy statement. Our shareholders are urged to read such materials as and when they become available and before making any voting decision regarding the option exchange program, because they will contain important information about the program.

RadiSys Corporation shareholders and option holders will be able to obtain the materials described above and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov. or by contacting us at: RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Investor Relations or by calling (503) 615-7797.

Proposed Stock Option Exchange Program Q&A

Why has the company decided on these particular terms for the exchange?

As a publicly traded company, we are subject to very specific regulatory guidelines governed by the Securities and Exchange Commission, or the SEC, and Nasdaq. We are also subject to the voting recommendations of various shareholder governance and proxy advisory groups as to what constitutes acceptable practices on how to structure and execute an option exchange.

The elements of our proposed exchange — including who is eligible to participate, delivering new restricted stock units having an approximate fair value of the surrendered stock options, and the requirement that only stock options with an exercise price greater than or equal to the highest per share closing price of our stock in the 52 weeks prior to the start of the exchange — are all considered best practices in implementing an exchange program that shareholders can support. We have taken these guidelines and what we believe makes the most sense for our employees, the company and our shareholders into account in setting the terms of the exchange.

Why are we exchanging options for restricted stock units?

Restricted stock unit awards help reduce our dependency on stock price appreciation to reward the contributions of our employees and reduce the number of shares necessary to achieve the same compensation objective.

When is the program likely to be implemented, and why not immediately after shareholder approval?

As a publicly traded company, we are subject to very specific regulatory requirements about how to structure and execute an option exchange program. The proposed option exchange program requires shareholder approval at our upcoming annual meeting of shareholders on August 18, 2009. If we receive the required shareholder approval, we will have up to a year to implement the exchange program. The timing of the implementation of the exchange program will depend on business and market conditions at that time.

Which options will be eligible for exchange?

We have proposed exchanging stock options with exercise prices greater than or equal to the highest per share closing price of our stock in the 52 weeks prior to the start of the exchange program. So we will not know which options are eligible for exchange until we set a date and begin the exchange program. Also, options granted within 12 months prior to the start of the exchange program will not be eligible.

What will the exchange ratio be?

Exchange ratios will be designed with the goal of making the grant of replacement restricted stock unit awards approximate value-for-value exchange for participants. The actual exchange ratio between stock options and restricted stock units will depend on, among other things, our stock price at the time the exchange program begins and the exercise price of the eligible options, and therefore, may be different than the sample exchange ratios shown in the preliminary proxy statement, which are for illustrative purposes only. Those sample ratios are based on several assumptions, including having a $9.00 per share closing price at the start of the exchange.

Will the restricted stock units have the same vesting schedule as my current stock options?

No, new restricted stock unit awards will have a renewed vesting period that will vest 33.33% per year over three years, which is our typical vesting schedule for new restricted stock unit awards.

Is anyone excluded from participating?

Our executive officers as well as our Board members are not allowed to participate in the exchange program.

What information will I receive?

If a date is set to begin the exchange program, eligible employees will receive a tender offer statement and associated materials so you will have more detailed information to help you make a decision that is right for you. Once the exchange program begins, you will have 20 business days to decide whether to participate.

Does this program indicate that the company is no longer confident about the future and the performance of our stock?

We are a strong company with a strong future. This proposed exchange recognizes that some stock option grants are significantly underwater due to the significant decline in our stock price in light of the global financial and economic crisis. As a result, these option grants have not delivered the incentive and retentive value to employees we intended to provide at the time they were granted. The option exchange will give our employees the opportunity to decide whether it makes sense to trade certain stock options and realign portions of their equity compensation with current market conditions.

What should I do?

Right now, there is nothing you need to do. The next step is shareholder approval of the proposed exchange program at our annual shareholders meeting on August 18. Assuming shareholders approve the option exchange program and we set a date to begin the exchange program, you will receive detailed information providing you with everything you need to know to make a decision that is best for you.

Key legal disclosure

The option exchange program described in this letter has not yet commenced and until the date is set to begin the program, it is subject to cancellation at any time depending on the circumstances existing at that time. If the exchange program is approved by our shareholders, upon the commencement of the program we will provide eligible employees with written materials explaining the full terms and conditions of the program in a Tender Offer Statement on Schedule TO, and will also file these materials with the SEC. Employees who are eligible to participate in the option exchange program should read the Tender Offer Statement on Schedule TO, as well as any amendments and supplements, and other related materials when those materials become available, because they will contain important information about the option exchange program.

In connection with the proposal to be voted on by our shareholders with respect to the option exchange program discussed in this letter, we have filed a preliminary proxy statement with the SEC and intend to file other relevant materials with the SEC, including a definitive proxy statement. Our shareholders are urged to read such materials as and when they become available and before making any voting decision regarding the option exchange program, because they will contain important information about the program.

RadiSys Corporation shareholders and option holders will be able to obtain the materials described above and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov. or by contacting us at: RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Investor Relations or by calling (503) 615-7797.